EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release                                                                                                                                                           09-023

                   Contact:  Tony Tripodo
Date:  October 12, 2009                                                                                                                       Title:  Chief Financial Officer

Helix Extends Term of Revolving Credit Facility

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) announced today that it has successfully extended its revolving credit facility from July 1, 2011 to November 30, 2012.  In addition, Helix’s lenders agreed to amend certain restrictive covenants related to asset sales and furthermore,  increased the amount of capacity under the revolving credit facility to $435 million through June 2011, decreasing to $407 million from July 2011 through November 2012.  The revolving credit facility’s accordion feature was also increased to allow for a potential increase in the maximum size of the facility from $450 million to $550 million.  The July 1, 2013 maturity date of Helix’s senior secured term loan under the credit agreement remains unchanged.  Lastly, borrowings under the amended revolver will bear interest based on current market rates.  Presently, Helix has no outstanding borrowings under the revolving credit facility.

Tony Tripodo, Executive Vice President and Chief Financial Officer of Helix, stated, “our ability to extend the maturity of our revolving credit facility reflects the enhanced financial position of the Company while the amendments provide Helix with more flexibility in terms of our efforts to monetize non-core assets.”

Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.  That business unit is a prospect generation, exploration, development and production company.  Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments; geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the company's Annual Report on Form 10-K for the year ending December 31, 2008.  We assume no obligation and do not intend to update these forward-looking statements.